Contact:
Nutra Pharma Corp. David Isserman 877-895-5647 IR@nutrapharma.com

Nutra Pharma Announces Second Quarter
2010 Sales and Distribution Update

Nutra Pharma has announced that its over-the-counter (OTC) pain reliever, Cobroxin, has generated  sales totaling $150,158 for the quarter ending June 30, 2010

Coral Springs, FL. – August 6, 2010 - Nutra Pharma Corporation (OTCBB: NPHC), a biotechnology company that is developing treatments for Adrenomyeloneuropathy (AMN), Human Immunodeficiency Virus (HIV), Multiple Sclerosis (MS) and Pain, announced today that sales of its over-the-counter (OTC) pain reliever, Cobroxin, during the second quarter of 2010 were $150,158. Previously, the Company had realized sales of $583,955 in the fourth quarter of 2009 and $864,424 in the first quarter of 2010.

“Second quarter sales were disappointing, especially after we saw the early growth at the beginning of the year,” commented Rik J Deitsch, Chairman and CEO of Nutra Pharma Corporation. “The primary reason for the decrease in sales is the lack of advertising and marketing exposure by our licensee, XenaCare Holdings,” he continued. "Additionally, many of the large retailers were slow to add Cobroxin to their planograms, making it harder for consumers to access the product. Now that XenaCare has begun their advertising campaign in earnest, we hope to see sales improvement during the remainder of 2010. If sales fail to materialize, Nutra Pharma will seek new marketing and distribution partners," he concluded.

As the exclusive licensee for the Cobroxin products in the United States, XenaCare is responsible for all advertising, including print, Internet and television. During the fourth quarter of 2009, XenaCare provided a schedule of advertising to Nutra Pharma management and potential retailers; however,  to date, XenaCare has only spent a fraction of their proposed advertising budget, with commercial television advertising only beginning on a trial basis in early June. In July, XenaCare announced a broad advertising campaign that would run through the end of the year and encompass television and radio nationally.

In addition to Cobroxin, Nutra Pharma has focused much of its attention during the second quarter towards the national and international launches of Nyloxin, its newest and strongest over-the-counter treatment for moderate to severe chronic pain. In June, the Company announced its partnership with a leading healthcare products distributor, Henry Schein, Inc., as its medical distributor in the United States. Outside of the United States, the Company initiated the drug registration process in Panama and also selected Grupo Farmaceutico de Tijuana as its exclusive Nyloxin distributor for Mexico.

“Launching Nyloxin in the United States and abroad has been a primary focus for us over the last few months,” explained David Isserman, Chief Marketing Officer of Nutra Pharma Corporation. “As we move forward with our international growth, we plan to continue engaging qualified and well-funded distributors for both Cobroxin and Nyloxin that will introduce our brands throughout the domestic and international retail and medical communities,” he added.

About Nutra Pharma Corp.

Nutra Pharma Corporation operates as a biotechnology company specializing in the acquisition, licensing, and commercialization of pharmaceutical products and technologies for the management of neurological disorders, cancer, autoimmune, and infectious diseases, including Adrenomyeloneuropathy (AMN), Multiple Sclerosis (MS), and Human Immunodeficiency Virus (HIV). Additionally, the Company markets several drug products for sale for the treatment of pain under the brands Cobroxin and Nyloxin. For additional information about Nutra Pharma, visit: http://www.NutraPharma.com

SEC Disclaimer
This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Nutra Pharma's (the "Company") business plan. The statements contained in this press release  should not be construed as an indication in any way whatsoever of the future value of the Company’s common stock, future sales or the Company’s financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

# # #